EXHIBIT 10.1

FINAL EXECUTION COPY

WATER PURCHASE AND SALE AGREEMENT

This Water Purchase and Sale Agreement ("Agreement") is made and entered into as of July 31, 2012 ("Effective Date"), by and between Cadiz, Inc., a Delaware corporation, and its affiliate Cadiz Real Estate LLC, a Delaware limited liability company (as appropriate, each entity or both together being "Cadiz"), Fenner Valley Mutual Water Company, a California nonprofit mutual benefit corporation ("FVMWC"), and Santa Margarita Water District, a California Water District ("SMWD"). Cadiz, FVMWC and SMWD are each a "party" and collectively the "parties."

RECITALS

A.           Cadiz is the owner of approximately forty-five thousand (45,000) acres of land in eastern San Bernardino County, most of which overlies the Fenner Valley Aquifer System ("Property"). Cadiz has proposed, and SMWD has decided, in its discretion, to carry out the Project.

B.           Cadiz will grant to FVMWC the right to take Project Water from the Property and to use the Property for Project Storage in accordance with the terms set forth herein, with SMWD acquiring a first priority right to Project Water in the amount of the SMWD Base Allotment, as well as certain rights to Project Storage.

C.           Cadiz will develop, construct and finance all Project Facilities necessary for the production and delivery of Project Water and will transfer a possessory interest in the Project Facilities to the Fenner Valley Water Authority ("FVWA").

D.           Cadiz has formed FVMWC, a nonprofit entity that will operate and manage the Project and whose members will be solely comprised of entities which have contracted to receive Project Water, including SMWD, other public water systems and the Arizona California Railroad Company. Cadiz will not be a member of FVMWC.

E.           SMWD is a California Water District in Orange County, a local agency of the State of California with broad powers under the California Water District Act, Cal. Water Code §§ 34000 et seq., who will carry out and be primarily responsible for the Project, and is the lead agency for the Project EIR.

F.           On or about August 16, 2010, Cadiz and SMWD entered into that certain Option Agreement (the "Option Agreement"), pursuant to which SMWD has timely and effectively exercised its right to acquire the SMWD Base Allotment and SMWD Option Capacity, with this Agreement being a further refinement of the Option Agreement.

G.           SMWD and FVMWC will execute a Joint Exercise of Powers Agreement as contemplated herein to form and operate the FVWA, with SMWD serving as managing member of FVWA and the "designated entity" of FVWA under Government Code Section 6509.

H.           FVWA, under the management of SMWD, will review and approve the design and construction of the Project Facilities by Cadiz in accordance with the Project EIR, GMMMP, SMWD standards and specifications, and such other covenants, agreements and documents as may be applicable.

I.           Cadiz, or a special purpose entity formed by Cadiz, intends to arrange financing from private or public sources to fund the design and construction costs of the Project and Project Facilities (all such financing referred to as "Third Party Financing"). Cadiz will repay and secure Third Party Financing from the revenues that are generated by the Project.

J.           The parties desire to enter into this Agreement to provide the material terms and conditions for carrying out the Project, including the acquisition, construction and operation of Project Facilities, the sale and conveyance to SMWD of the SMWD Base Allotment and SMWD Option Capacity and certain other matters.

AGREEMENT

    NOW THEREFORE, in consideration of the foregoing recitals, which are incorporated into the operative provisions of this Agreement by this reference, and for all the good and valuable consideration herein, the parties hereto agree as follows:

1.           Definitions.

    The following terms have the following meanings for purposes of this Agreement:

1.1. "Administrative Costs" means the administrative costs associated with the operation and management of the Project by FVMWC following the Commencement Date, calculated in accordance with generally accepted accounting principles, which shall include costs related to insurance, taxes (if any), and professional service providers such as accountants, attorneys and engineers; provided, however, that Administrative Costs shall not include any Retained Costs of Cadiz.

1.2.  "Agreement" has the meaning assigned thereto in the peramble.

1.3.  "Annual Storage Management Fee" has the meaning assigned thereto in Section 5.4.

1.4.  "Cadiz" has the meaning assigned thereto in the preamble.

1.5. "Capital Investment" means any and all capital costs incurred by Cadiz to develop and build the Project, including design, permitting, construction and financing costs related to Project Facilities. For the purposes of this definition, construction costs shall include the costs of inspecting and performance testing the Project Facilities and preparing them for operation through the Commencement Date.

1.6. "Capital Recovery Charge" means the charge payable in connection with the purchase of Project Water as described in Section 9.2.2 to allow for the recovery of the Capital Investment by Cadiz and to permit Cadiz to make timely payment of all Debt Service.

1.7. "Carry-Over Account" has the meaning assigned thereto in Section 5.4.

1.8. "CEQA" means the California Environmental Quality Act.

1.9. "Commencement Date" means the date on which FVMWC first delivers water to the CRA.

1.10. "County" means the County of San Bernardino.

1.11. "County MOU" means that certain Memorandum of Understanding By and Among The Santa Margarita Water District, Cadiz, Inc., Fenner Valley Mutual Water Company, and the County of San Bernardino (Related to County Ordinance for Desert Groundwater Management) dated May 11, 2012.

1.12. "CRA" means the Colorado River Aqueduct.

1.13. "Debt Service" means all amounts necessary for Cadiz to repay when due all interest, principal and other charges payable by Cadiz under any Third Party Financing.

1.14. "Effective Date" has the meaning assigned thereto in the Preamble.

1.15. "Facility Lease" has the meaning assigned thereto in Section 4.2.

1.16. "Facility Operation Agreement" means that agreement between FVMWC and FVWA pursuant to which the extraction, conveyance and delivery of water from the Project shall be governed. The terms of the Facility Operation Agreement shall include: (i) the responsibility of FVMWC for paying or reimbursing costs incurred by FVWA, County and SMWD for overseeing compliance with the GMMMP on a time and materials basis; (ii) permitting FVWA and FVMWC to contract with third parties, including another Project Participant, another local public agency, other person or entity, to provide for the day-to-day operation and maintenance of the Project, as well as bookkeeping and administration duties; (iii) the responsibility of FVMWC for all day-to-day operations; (iv) the responsibility of FVMWC for the collection of proceeds from the sale of water to SMWD and other Project Participants; and (v) the proper allocation and payment of all costs and charges related to the operation of the Project, including payment due and payable to Cadiz, as described in Section 9.2.

1.17. "Fenner Valley Aquifer System" has the meaning assigned thereto in Section 1.30.

1.18. "Fixed O&M Costs" means all Project Operation and Maintenance Expenses which do not vary with the amount of water extracted, conveyed and delivered during the applicable time period.

1.19. "FVMWC" has the meaning assigned thereto in the preamble.

1.20. "FVMWC Members" means SMWD and other Project Participants who own membership shares in FVMWC.

1.21. "FVWA" has the meaning assigned in Recital C.

1.22. "GMMMP" means the Groundwater Management, Monitoring, and Mitigation Plan for the Project as generally set forth in the Project EIR and as it may be subsequently amended and approved by and between SMWD, FVMWC and the County.

1.23. "Initial Term" has the meaning assigned thereto in Section 14.4.

1.24. "Joint Exercise of Powers Agreement" has the meaning set forth in Recital G.

1.25. "Material Increase in Financial Risk to SMWD" means any circumstance that causes SMWD to be obligated, either directly or indirectly, to assume greater financial obligations of any kind, including any increase in the cost to SMWD of Project Water or Project Storage, by virtue of an agreement between Cadiz and another Project Participant.

1.26. "MWD" means The Metropolitan Water District of Southern California.

1.27. "MWD Fees" has the meaning assigned thereto in Section 9.3.4.

1.28. "MWDOC" means the Municipal Water District of Orange County.

1.29. "Option Agreement" has the meaning assigned thereto in Recital F.

1.30. "Project" means the Cadiz Valley Water Conservation, Recovery and Storage Project designed to appropriate groundwater from wells on the Property overlying the Orange Blossom Wash, Cadiz, Bristol and Fenner Valley aquifers (collectively, such aquifers being the "Fenner Valley Aquifer System"), and to deliver that groundwater for reasonable and beneficial uses via the CRA and other facilities necessary to deliver the groundwater to Project Participants. For purposes of this Agreement, the "Project" includes the right to carry-over from one Year to a subsequent Year up to one hundred fifty thousand (150,000) AF, but does not include the Imported Water Storage component as described in the Project EIR.

1.31. "Project EIR" means the Environmental Impact Report for the Project, for which SMWD is the lead agency.

1.32. "Project Facilities" means any and all facilities deemed necessary, advisable or appropriate to extract, convey or deliver Project water to Project Participants, including facilities associated with the Groundwater Conservation and Recovery Component phase of the Project, as described in the Project EIR, viz., a wellfield located on the Property, manifold, 43-mile conveyance pipeline between the well field and CRA, and interconnection between the conveyance pipeline and the CRA.
1.33. "Project Operation and Maintenance Expenses" means:

(a) Following the Commencement Date, the actual costs spent or incurred for labor, materials, services or utilities related to the operation, maintenance and repair of the Project and Project Facilities (including costs of FVWA under the Facility Operation Agreement), calculated in accordance with generally accepted accounting principles and Section 9 hereof, including: (i) the cost of all scheduled and unscheduled maintenance of the Project Facilities as necessary to preserve the Project in good repair and working order; (ii) following the Commencement Date, the cost of providing field staff, data collection and reporting as necessary for compliance with the GMMMP; and (iii) all costs payable to FVWA, SMWD and the County to oversee compliance with the GMMMP; and

(b) The current cost of funding adequate reserves for (i) operations; and

(ii) capital repairs, replacements or improvements which are necessary to keep the Project Facilities in good repair and working order over the term of the Project (excluding any capital improvements related to the Imported Water Storage Component phase of the Project);

(c) But excluding in all cases: (i) depreciation, replacement and obsolescence charges or reserves therefor; (ii) amortization of intangibles or other bookkeeping entries of a similar nature; and (iii) Administrative Costs.

1.34. "Project Participant" means each entity listed in Exhibit A, who are identified in the Project EIR as "Project Participants," and as the context dictates shall include SMWD. The parties acknowledge that the attached list is not final and that no party shall be considered a Project Participant until it has executed a water purchase agreement with Cadiz.

1.35. "Project Storage" means the right to carry-over and store up to one hundred fifty thousand (150,000) acre-feet ("AF") of Project Water.

1.36. "Project Water" means the right to produce and deliver fifty thousand (50,000) acre-feet per year ("AFY") of groundwater from the Fenner Valley Aquifer System over the Initial Term, aggregating two million, five hundred thousand (2,500,000) AF of such groundwater cumulatively over the life of the Project. The parties acknowledge that the right to Project Water is a contractual right pursuant to the Water Lease and that no transfer of the water rights of Cadiz in the Property or the Fenner Valley Aquifer System is intended by this Agreement.

1.37. "Property" has the meaning assigned thereto in Recital A.

1.38. "Reimbursement Agreements" means that certain Environmental Processing and Cost Sharing Agreement as of June 23, 2010, between Cadiz and SMWD, that certain Escrow Agreement dated January 25, 2012 between Cadiz and SMWD, and that certain Joint Defense and Confidentiality Agreement dated as of May 25, 2012 between Cadiz, SMWD, FVMWC and the County, as amended.

1.39. "Retained Costs" means costs that will remain the responsibility of Cadiz under the various agreements to implement the Project, including the Facility Lease and the Water Lease, which will not be recovered by Cadiz from SMWD or FVMWC, including:

(a) All professional fees and costs associated with any private or regulatory challenge to the Project or the right of Cadiz to convey, transfer or lease the Project Water, Project Storage or Project Facilities in connection with the Project, including the indemnity obligations of Cadiz and FVMWC under the Reimbursement Agreements;

(b) All costs of implementing mitigation measures required in connection with the Project during the entire Project term, including the implementation of the GMMMP and any agreement or settlement entered into between Cadiz and any third party;

(c) Prior to the Commencement Date, (i) the cost of funding an escrow account for FVMWC to provide field staff, data collection and reporting as necessary for compliance with the GMMMP, as well as the costs incurred by FVWA, SMWD and the County to oversee compliance with the Project EIR and the GMMMP as contemplated in this Agreement and the Reimbursement Agreements; and (ii) all administrative costs and expenses incurred by SMWD in connection with carrying out its responsibilities in connection with the Project (including a reasonable allocation and reimbursement for the time of SMWD staff), whether or not such costs are expressly subject to reimbursement under the Reimbursement Agreements;

(d) A proportional share of the Capital Recovery Charge and the Fixed O&M Costs to the extent that the Total Annual Project Allotment of Project Water is reduced or curtailed for any reason, including reduced deliveries as a result of mitigation requirements, it being understood that SMWD and the Project Participants are agreeing to pay the Capital Recovery Charge and the Fixed O&M Costs on an AF basis spread over the entire 50,000 AF of Project Water with Cadiz responsible for the per AF cost with respect to the total amount of any reduction or curtailment;

(e) Cadiz's responsibility for SMWD's portion of the Fixed O&M Costs which are related to capital repair and replacement during the first ten (10) years of the Facility Lease, pursuant to Section 9.3.1; and

(f) Any increase in Administrative Costs of FVMWC as a direct result of regulatory or reporting requirements of Cadiz as a public company.

1.40. "SMWD" has the meaning assigned thereto in the preamble.

1.41. "SMWD Base Allotment" has the meaning assigned thereto in Section 5.2.

1.42. "SMWD Base Payment" has the meaning assigned thereto in Section 9.2.1.

1.43. "SMWD Option Capacity" has the meaning assigned thereto in Section 5.3.

1.44. "SMWD Water System" means the system of physical infrastructure owned and used by SMWD for the acquisition, treatment, reclamation, transmission, distribution and sale of water.

1.45. "Third Party Financing" has the meaning assigned thereto in Recital I.

1.46. "Total Annual Project Allotment" means 50,000 AFY.

1.47. "Variable O&M Costs" means all Project Operation and Maintenance Expenses which vary with the amount of water extracted, conveyed and delivered during the applicable time period.

1.48. "Water Lease" has the meaning assigned thereto in Section 4.1.

1.49. "Water Storage Account" has the meaning assigned thereto in Section 5.5.

1.50. "Year" means a calendar year during the Initial Term.

2. Purpose.

The purpose of this Agreement is to: (a) define the rights and obligations of the parties and the contractual documents that will govern the development, design, acquisition, construction, finance, operation, repair and replacement of the Project and Project Facilities and the compliance of the Project with the mitigation measures adopted by SMWD for the Project and the GMMMP; (b) identify the rights to ownership, possession and responsibility for the assets of the Project; (c) identify the mechanism for the allocation and delivery of Project Water and Project Storage; and (d) define the separate rights of SMWD in the Project Water, Project Storage and its easement for priority use of the Project Facilities. A flow chart showing the structure of the Project and the contractual relationships between the various parties is attached hereto as Exhibit B and incorporated herein by this reference. The parties acknowledge that this Agreement is unique due to the role of SMWD in carrying out the Project and its management and oversight role with FVWA and FVMWC, and that the water purchase agreements between Cadiz, FVMWC and other Project Participants may contain terms for the purchase of Project Water and Project Storage that vary from the terms granted to SMWD hereunder; provided, however, that no such agreements with Project Participants shall alter the responsibilities of the parties with respect to the Project as set forth in this Agreement.

3. Construction, Operation and Financing: Roles and Responsibilities.

3.1.Intent. The parties will use their best efforts to cause or accomplish the development, construction, finance and operation of the Project and the Project Facilities, the obtaining of all necessary authority and rights, consents and approvals, and the performance of all things necessary and convenient therefor, subject to compliance with all necessary federal and state laws, including CEQA, the terms and conditions of the permits and licenses relating to the Project, and all other agreements relating thereto.

3.2.Creation, Governance and Responsibilities of FVWA.

3.2.1. The Joint Exercise of Powers Agreement for FVWA will be prepared consistent with the authority granted under Government Code §§ 6500 et seq" within one hundred eighty (180) days of the execution of this Agreement, in a form which is consistent with this Agreement and mutually acceptable to the parties. SMWD will serve as the "designated entity" of FVWA pursuant to Government Code § 6509, The purpose of FVWA will be to lease and eventually own the Project Facilities for the extraction, conveyance and delivery of water by the Project and in connection therewith, to coordinate with Cadiz in securing permits and regulatory approvals required to operate and maintain such Project Facilities. In the event that SMWD does not approve the execution of the Joint Exercise of Powers Agreement and the formation of FVWA for any reason, then SMWD and Cadiz will agree on a mutually acceptable amendment to this Agreement whereby SMWD will directly assume the rights and obligations of FVWA,

3.2.2. The governance of FVWA shall be as set forth in the Joint Exercise of Powers Agreement, which shall provide SMWD with full management and operational control of FVWA during the term of the Project. SMWD and FVMWC shall be the founding members of FVWA and other Project Participants may become members of FVWA under terms to be agreed upon between SMWD and such other Project Participants.

3.2.3. FVWA responsibilities will include: (i) reviewing and approving Project designs and specifications in coordination with SMWD; (ii) managing and providing oversight of the operation of the Project Facilities in coordination with FVMWC pursuant to the terms of the Facility Operation Agreement; and (iii) overseeing compliance of the Project with the GMMMP in coordination with SMWD.

3.3.Responsibilities of FVMWC. FVMWC responsibilities will include:

3.3.1. Carrying out its obligations in connection with the operation and maintenance of Project Facilities as set forth in the Facility Operation Agreement;

3.3.2. Collecting all payments received from the sale of water and allocating such payments to: (i) Project operation and compliance costs incurred by FVMWC and FVWA; (ii) Capital Recovery Charges due to Cadiz for the Capital Investment; and (iii) payments due to Cadiz for making available the Project Water as negotiated in this Agreement, the Water Lease and the water purchase agreements with other Project Participants, subject to offset by FVMWC for any Retained Costs of Cadiz that are paid by FVMWC;

3.3.3. Complying with all regulatory requirements for the operation of a public water system, including the requirements of the California Department of Public Health under the direction of FVWA and SMWD as set forth in the Facility Operation Agreement;

3.3.4. Carrying out the day-to-day implementation of mitigation measures adopted by SMWD as part of its approval of the Project, and the protective measures contained within the GMMMP under the review of FVWA pursuant to the Facility Operation Agreement;

3.3.5. Enforcing mitigation measures contained in the Project EIR as directed or delegated by SMWD as the lead agency;

3.3.6. Providing regular and routine updates to Cadiz, FVWA, SMWD and the County concerning compliance with the GMMMP; and

3.3.7. Coordinating the extraction, conveyance and delivery of the Total Annual Project Allotment received under the Water Lease pursuant to the Facility Operation Agreement.

3.4. Implementation of the GMMMP.

3.4.1. After the Effective Date and upon certification of the Project EIR, SMWD and the County will provide annual time and materials budget estimates to review data, establish procedures and appoint representatives to the Technical Review Panel (as defined in the GMMMP). Cadiz will deposit adequate funding to cover these costs in its escrow account established under the Reimbursement Agreements for the benefit of SMWD on behalf of FVWA and the County in advance of their performance of the duties reasonably budgeted as anticipated to be incurred by SMWD and the County, in quarterly installments commencing within 30 days of receipt of the initial budgets and at the start of each subsequent SMWD and County fiscal year.

3.4.2. The obligation set forth in Section 3.4.1 is separate and independent from Cadiz's agreement to reimburse SMWD in full for all costs reasonably incurred by SMWD in connection with its independent review and analysis of the Project EIR and GMMMP pursuant to the Reimbursement Agreements. Notwithstanding the terms set forth in the Reimbursement Agreements, Cadiz agrees that it shall reimburse SMWD (i) for all costs incurred by SMWD, including costs that are subject to reimbursement pursuant to the Reimbursement Agreements, as of the Effective Date in connection with the Project, including all environmental review and litigation costs, within five (5) business days of the submission of an invoice from SMWD setting forth such amounts in reasonable detail. Cadiz may elect to make such payment directly or through a release of currently held in escrow or both at the election of Cadiz; and (ii) all Retained Costs described in Section 1.39(c)(ii).

3.4.3. Between the Effective Date and the Commencement Date, Cadiz will be responsible for providing field staff, data collection and reporting to the satisfaction of SMWD and the County. Furthermore, Cadiz and SMWD agree that the execution of this Agreement will trigger the annual reporting requirement under Section 9.1 of the GMMMP, provided, however, that until the Commencement Date, Cadiz will be responsible for the preparation of the annual reports required by Section 9.2.1 of the GMMMP and the ongoing monitoring and collection of data necessary to prepare such reports. The first annual report under Section 9.2.1 of the GMMMP will be due within twelve months of the Effective Date. The reporting and monitoring requirements contemplated in this Section 3.4 and the GMMMP shall be conducted on a continuous basis following the Effective Date notwithstanding any tolling of the deadlines or other requirements of this Agreement due to litigation as contemplated in Section 14.2, subject to the order of any court or regulatory authority requiring Cadiz to suspend such activities.

3.4.4. SMWD will establish a community advisory committee to provide a mechanism for local input on issues related to SMWD's oversight of the monitoring of the Project as contemplated in the GMMMP. Cadiz shall cooperate with SMWD's requests for resources in connection with the committee, including without limitation, providing SMWD with access to Cadiz monitoring data, advisors and expertise and hosting visits by the committee to the Project site.

3.4.5. On and after the Commencement Date, FVMWC will be responsible for providing field staff, data collection and reporting under the supervision of SMWD and to the satisfaction of the County. All costs associated with these activities will be components of Fixed O&M Costs and recovered through the sale of water to SMWD and other Project Participants.

3.4.6. FVMWC shall retain responsibility for compliance with the GMMMP during the term of the Facility Lease, and annually, SMWD and the County will provide a budget for their respective costs for review and enforcement for the next SMWD and County fiscal year by May of the then fiscal year to Cadiz.

3.4.7. Notwithstanding anything to the contrary herein, any responsibility of FVMWC, SMWD or FVWA with respect to the implementation of the GMMMP shall not relieve Cadiz of its financial obligations and responsibilities as set forth in this Agreement, it being the intent that Cadiz shall retain responsibility for all costs and liability associated with corrective measures and compliance with the GMMMP except for those costs included in Fixed O&M Costs pursuant to Section 3.4.4.

3.5. Responsibilities of Cadiz.

3.5.1. Cadiz will be responsible for the development, design, acquisition and construction of the Project Facilities, subject to the review and approval of FVWA and SMWD.

3.5.2. Cadiz will be responsible for obtaining all Third Party Financing necessary to provide the Capital Investment for the Project. FVMWC and SMWD acknowledge that Cadiz may be required to provide a pledge of all Project revenues payable to Cadiz, as well as a collateral assignment of the Facility Lease and the Water Lease as security for the Third Party Financing. FVMWC and SMWD agree to cooperate with Cadiz with respect to such assignment; provided, however, that the terms of the Third Party Financing shall not vary the terms of this Agreement or any other Project contracts described herein without the express written consent of FVMWC, FVWA and SMWD, and the Facility Lease and the Water Lease shall provide that any collateral assignee of such documents shall assume all obligations of Cadiz thereunder.

3.5.3. Cadiz will be responsible for obtaining all permits and approvals required for the Project in coordination with FVWA and SMWD.

3.5.4. Cadiz will be responsible for all Retained Costs and to the extent that Retained Costs include allocations of Fixed O&M Costs or other expenses as a result of any reduction or curtailment of Project Water below the Total Annual Project Allotment, then Cadiz agrees that FVMWC has the right to offset such Retained Costs against any amounts payable to Cadiz under this Agreement.

3.5.5. Cadiz will reimburse SMWD, FVMWC and the County for all costs reasonably incurred prior to the Commencement Date as set forth in this Agreement and the Reimbursement Agreements. At SMWD's sole discretion, Cadiz may be requested for quarterly deposits for SMWD's costs incurred prior to the Commencement Date, including but not limited to, plan review, inspection, construction management, legal services and administration.

3.6.SMWD Financing. SMWD reserves the right, but has no obligation, to obtain independent financing to repay the Cadiz Capital Investment (including any costs of Third Party Financing that are due and payable at the time or are related to repayment, such as penalties for prepayment), after which repayment SMWD shall have no obligation to pay any Capital Recovery Charge as set forth in Section 9.2.2. SMWD may exercise its financing right at any time; provided, that such exercise does not materially impede or delay construction or operation of the Project and subject to the reasonable terms of any Third Party Financing of the Capital Investment (it being understood that there may be time period limitations or penalties for prepayment).

4. Interests.

4.1. Lease of Project Water and Project Storage. Cadiz will enter into a long term lease with FVMWC which gives FVMWC a possessory interest and right to take the Total Annual Project Allotment of Project Water from the Property and the Fenner Valley Aquifer System for the Initial Term of fifty (50) years ("Water Lease"). In consideration of the Water Lease, FVMWC shall collect and deliver to Cadiz all charges and payments which are negotiated between Cadiz and the Project Participants, subject to an offset for Retained Costs payable by Cadiz as set forth in Section 9.2.1. FVMWC shall retain payments made by the Project Participants for Fixed O&M Costs and Variable O&M Costs, as well as any other Project costs that are paid directly by FVMWC pursuant to the Water Lease (such as MWD Fees) as set forth in Section 9.3. FVMWC's right to take the full Total Annual Project Allotment will be subject to the mitigation measures set forth in the Project EIR and the requirements of the GMMMP; provided, however, that for the purpose of calculating the Capital Recovery Charge and the Fixed O&M Costs, such costs shall always be calculated on the full 50,000 AF, with Cadiz taking all risk in connection with the loss of such charges and costs with respect to the total number of AF subject to a reduction or curtailment. The Water Lease shall recognize the priority right of SMWD to the SMWD Base Allotment pursuant to Section 5.2. The Water Lease shall further provide for the provision of Project Storage within the subsurface of the Property and the Fenner Valley Aquifer System and the delivery of water that is held in Project Storage. The terms of the Water Lease will be consistent with the terms set forth in this Agreement and will be subject to the approval of FVMWC and SMWD. Cadiz will deliver a draft of the Water Lease for review and approval by FVMWC and SMWD within ninety (90) days of the execution of this Agreement. The effectiveness of the Water Lease shall be contingent upon the satisfaction of the conditions set forth in Section 14 and shall terminate in the event of an event of early termination in accordance with this Agreement. The Water Lease will be recorded against the Property.

4.2.Lease of Project Facilities. Cadiz will enter into a long term lease with FVWA which gives FVWA a possessory interest in the Project Facilities for the Initial Term of fifty (50) years or until the Capital Investment has been paid in full, whichever is shorter ("Facility Lease"). The use of the Project Facilities to produce and deliver Project Water shall be governed by the Facility Operation Agreement between FVWA and FVMWC. At the end of the term of the Facility Lease, the Project Facilities shall become the property of FVWA, but shall continue to be operated and maintained for the duration of the Water Lease in accordance with the terms of the Facility Operation Agreement. In consideration of the Facility Lease, Cadiz shall be entitled to the payment of the Capital Recovery Charge, which shall be collected and paid to Cadiz by FVMWC on behalf of FVWA as set forth in Section 9.2.2. The terms of the Facility Lease will be consistent with the terms set forth in this Agreement and will be subject to the approval of FVWA, FVMWC and SMWD. Cadiz will deliver a draft of the Facility Lease for review and approval by the parties within ninety (90) days of the execution of this Agreement. The effectiveness of the Facility Lease shall be contingent upon the satisfaction of the conditions set forth in Section 14 and shall terminate in the event of an event of early termination in accordance with this Agreement. The Facility Lease will be recorded against the Property.

4.3.Issuance of Membership Shares; FVMWC Rules and Regulations. Within thirty
(30) days of the Effective Date of this Agreement, FVMWC will issue to SMWD 5,000 membership shares in FVMWC, which shares shall represent the right to delivery of water from FVMWC pursuant to the terms and conditions of this Agreement. Within ninety (90) days of the Effective Date of this Agreement, Cadiz shall deliver to SMWD for review and approval a draft set of Bylaws and the proposed rules and regulations for Project operations by FVMWC as described in Section 5.1. The form of Bylaws and rules and regulations shall be customary for mutual water companies, subject to the unique aspects of the Project.

4.4.Facilities Easement for SMWD. Following the construction of the Project Facilities and prior to the execution of the Facility Lease, Cadiz will record an easement in favor of SMWD over the Project Facilities which grants to SMWD the priority right to use the Project Facilities in order to take the SMWD Base Allotment in accordance with the terms of this Agreement. Such easement shall include the right to make use of any right of way in which the Project Facilities are located. The easement shall provide for subordination to any security interest granted in connection with any Third Party Financing subject to the execution of a non-disturbance agreement with the lender acceptable to SMWD. SMWD shall deliver a draft of the form of easement to Cadiz within ninety (90) days of the Effective Date for Cadiz's review and approval.

5. Delivery of Water.

5.1.Delivery Schedule. FVMWC, in consultation with SMWD, will establish rules and regulations regarding the process and schedule for delivering water to its members, including SMWD, which schedule shall be adopted on an annual basis for each Year. Such rules and regulations will include the date for members submitting delivery orders for the following Year, including member orders for delivery of water from storage, the date for FVMWC releasing a delivery schedule, the scheduling of delivery interruptions due to regular maintenance, repair and replacement activities, and other matters as deemed necessary or appropriate by FVMWC. The primary objective will be for FVMWC to meet all delivery requests of its members, consistent with operation of the Project in accordance with the Project EIR, all Project permits and the GMMMP. To the extent that all delivery requests cannot be met, FVMWC will establish deliveries consistent with the priorities set forth in this Agreement and similar agreements executed with other members of FVMWC.

5.2.SMWD First Priority Right. SMWD shall have the right to delivery of the first five thousand (5,000) AFY of Project Water ("SMWD Base Allotment"), including the priority right to use of capacity in the Project Facilities for delivery of the SMWD Base Allotment. This right will have priority pursuant to the Water Lease with FVMWC over deliveries to the other Project Participants and shall not be subject to reduction or curtailment. The SMWD Base Allotment shall further have priority over any delivery of water to the County pursuant to the County MOU, it being understood that the "availability of capacity" in the Project Facilities for the delivery of water to the County is determined after taking into account the priority rights of SMWD.

5.3.SMWD Second Priority Right. In addition to the water described in Section 5.2, SMWD shall have an option to purchase an additional ten thousand (10,000) AFY on the same priority as the other Project Participants ("SMWD Option Capacity" ) and subject to any reduction or curtailment in the Total Annual Project Allotment on a pari passu basis with the other Project Participants. SMWD shall have the right to exercise its option for the SMWD Option Capacity, or any portion thereof, at any time on purchase terms mutually agreed to by SMWD and Cadiz; provided, that (i) at any such time as the Project only has ten thousand (10,000) AFY of excess capacity remaining, FVMWC shall give SMWD notice of any proposed acquisition of capacity by any other Project Participant, and SMWD shall be required to either exercise its option for such capacity within sixty (60) days of such notice, or the failure by SMWD to provide notice to Cadiz of such exercise shall constitute a release of said capacity from the option so that FVMWC can sell the water to such other Project Participant, and (ii) the purchase price for the SMWD Option Capacity shall be subject to agreement between Cadiz and SMWD at the time of exercise of the option, but SMWD shall have the right at all times to benefit from the most favorable terms of water purchase that are negotiated by Cadiz with any other Project Participant, whether before or after the exercise of the SMWD Option Capacity. Further, to the extent that there is unused capacity in the Project, SMWD shall have the right to make use of its SMWD Option Capacity on an as-needed annual basis without any long term commitment upon giving notice to FVMWC and paying all applicable charges for such water.

5.4.Carry-Over Account. SMWD may instruct FVMWC to carryover any portion of the SMWD Base Allotment or the SMWD Option Capacity which is not taken by SMWD for delivery in a given Year as a credit to SMWD's Carry-Over Account with an equal amount of water; provided, that SMWD's Carry-Over Account shall be limited to a balance of fifteen thousand (15,000) AF. In no event shall SMWD be required to take a credit for Project Water that is not delivered by FVMWC as a result of any reduction or curtailment in the Total Annual Project Allotment, it being understood that SMWD has no obligation to purchase such Project Water. If SMWD elects to carryover water that is purchased by SMWD rather than take delivery of such water, then SMWD shall pay an annual management fee for the amount of water which it has in storage at the rate of twenty dollars ($20.00) per AF per Year ("Annual Storage Management Fee") for each acre-foot of water actually held in SMWD's Carry-Over Account, which fee shall be subject to annual escalation on July 1 of each Year in accordance with any increase in the Consumer Price Index -All Items for Los Angeles, Orange and Riverside Counties (or such similar index approved by the parties in the event that this CPI index is no longer available at any time during the Initial Term). If SMWD possesses water in its Carry-Over Account, FVMWC will deliver water to SMWD from its Carry-Over Account pursuant to the delivery process set forth in Section 5.1. This water shall be delivered as the third priority for water delivered by the Project, which priority may be shared with other FVMWC Members.

5.5.Water Storage Account. SMWD shall be entitled to fifteen thousand (15,000) AF of water in storage in the Fenner Valley Aquifer System as of the Effective Date, at no cost to SMWD, to be accounted for by FVMWC in a Water Storage Account. SMWD shall have the right to take delivery of such stored water at any time, subject to capacity in the Project Facilities. The exercise of this storage right shall be at SMWD's sole discretion, subject to availability, and in no event shall SMWD be required to purchase and store water as a result of the inability of the Project to deliver such water to SMWD. Furthermore, subject to further environmental review as deemed necessary or required by the parties, SMWD, in its sole discretion, may elect to use such storage right for the storage of imported water. If SMWD possesses water in its Water Storage Account, FVMWC will deliver water to SMWD from its Water Storage Account pursuant to the delivery process set forth in Section 5.1. This water shall be delivered as the third priority for water delivered by the Project, which priority may be shared with other FVMWC Members. SMWD shall not pay any delivery or Annual Storage Management Fee in connection with the original 15,000 AF of water held in storage; provided, however, that such fees shall be payable to the extent that SMWD makes use of such storage capacity following delivery of the original 15,000 AF for the storage of other water.

5.6.Points of Delivery; Flow Rate. FVMWC will deliver to the CRA for the account of SMWD the amount of water specified in each request at a maximum flow rate as may be conditioned by MWD and otherwise agreed by FVMWC and SMWD.

5.7.Right of First Refusal. SMWD shall have a right of first refusal to participate in any future water storage project developed in connection with the Property on terms mutually agreed to by SMWD and Cadiz in good faith.

5.8.Water Accounting. FVMWC shall maintain, and update on at least a monthly basis, a detailed accounting of the water delivery rights of SMWD and other FVMWC Members, including the Carry-Over Account and Water Storage Account of SMWD and similar accounts that may be possessed by such other FVMWC Members.

6. Curtailment of Deliveries.

6.1.FVMWC May Curtail Deliveries. FVMWC may temporarily discontinue or reduce the delivery of water to SMWD hereunder for the purposes of necessary investigation, inspection, maintenance, repair or replacement of any of the Project Facilities necessary for the delivery of water to SMWD and other FVMWC Members. FVMWC shall notify SMWD as far in advance as possible of any such discontinuance or reduction, except in cases of emergency, in which case notice shall be given as soon thereafter as possible.

6.2.SMWD May Receive Later Delivery of Water Not Delivered. In the event of any discontinuance or reduction of delivery of water pursuant to Section 6.1, SMWD may elect to receive the amount of water which otherwise would have been delivered to it during such period under the water delivery schedule for that Year, to the extent that such water is then available and with respect to the SMWD Option Capacity, such election is consistent with FVMWC's overall delivery ability, considering the then-current delivery schedules of all FVMWC Members. The schedule for the delivery of SMWD Base Allotment shall always have priority. If SMWD elects not to receive such water, FVMWC shall add such water to the SMWD Carry-Over Account for use in subsequent Years.

6.3.Reduction or Curtailment Due to Corrective Measures. In the event that a determination is made by FVWA and FVMWC that a reduction or curtailment of the Total Annual Project Allotment will be necessary for the current or upcoming Year due to the imposition of corrective measures under the GMMMP, FVMWC shall reduce the allotment of each Project Participant on a pari passu basis by the percentage reduction in available Project Water for the then current or upcoming Year. FVMWC shall use its best efforts to make any such determination prior to the commencement of each Year so as to avoid an unscheduled interruption or reduction of water deliveries. Upon declaring a reduction or curtailment of the Total Annual Project Allotment pursuant to this Section 6.3, FVMWC shall notify Cadiz of the total number of AF subject to such reduction or curtailment and the corresponding amount of Fixed O&M Costs that will be payable by Cadiz as a Retained Cost, as well as the Capital Recovery Charges that will not be payable to Cadiz during such Year.

7. Measurement of Water Delivered.

FVMWC shall measure, or cause to be measured, all water delivered to SMWD and shall keep and maintain accurate and complete records thereof. For this purpose and in accordance with Section 4 hereof, FVMWC shall install, operate, and maintain, or cause to be installed, operated and maintained, at all delivery structures for delivery of water to SMWD at the point of delivery determined in accordance with Section 5.6 such measuring devices and equipment as are satisfactory and acceptable to the parties. Said devices and equipment shall be examined, tested, and serviced by FVMWC regularly to insure their accuracy. At any time or times, SMWD may inspect such measuring devices and equipment, and the measurements and records taken therefrom.

8. Responsibility for Delivery and Distribution of Water.

8.1.Responsibility Prior to Delivery.

8.1.1. Cadiz shall indemnify and hold harmless FVMWC and the Project Participants and their respective officers, agents and employees from any damages or claims of damages, including property damage, personal injury or death, arising out of or connected with the existence of any contaminant or hazardous material that is present in the Project Water taken by FVMWC pursuant to the Water Lease in excess of the levels allowed for water to be conveyed in the CRA, as long as FVMWC has conducted monitoring of water quality sufficient to determine the presence of such contaminant or hazardous material and provided Cadiz with notice and an opportunity to cure.

8.1.2. FVMWC shall indemnify and hold harmless the Project Participants and their respective officers, agents and employees from any damages or claims of damages, including property damage, personal injury or death, arising out of or connected with the improper carriage, handling, use, disposal or distribution of Project Water following production and prior to such water passing from the well head to the designated points of delivery and including attorney fees and other costs of defense in connection therewith. Notwithstanding the foregoing, nothing contained herein shall relieve Cadiz of its obligations under Section 8.1.1 if FVMWC can demonstrate that any contaminant in the Project Water that is delivered by FVMWC was present in the Project Water pumped from the Property.

8.2.Responsibility After Delivery. Neither Cadiz nor FVMWC nor any affiliate nor any of their respective directors, officers, agents or employees shall be liable for the· control, carriage, handling, use, disposal, or distribution of water delivered by FVMWC to SMWD after such water has passed the points of delivery established by the rules and regulations of FVMWC; nor for claim of damage of any nature whatsoever, including property damage, personal injury or death, arising out of or connected with the control, carriage, handling, use, disposal or distribution of such water beyond said points of delivery and including attorney fees and other costs of defense in connection therewith. Notwithstanding the foregoing, nothing contained herein shall relieve Cadiz or FVMWC of their respective obligations under Sections 8.1.1 and 8.1.2 if SMWD can demonstrate that any contaminant in the Project Water that is delivered by FVMWC was present in the Project Water prior to delivery to the point of delivery specified in Section 5.6. SMWD shall indemnify and hold harmless FVMWC, Cadiz and their respective directors, officers, agents and employees from any such damages or claims of damages to the extent that the claim arises following delivery of Project Water to the SMWD Water System.

8.3.Responsibility for Corrective Measures. Each water purchase agreement entered into between Cadiz and a Project Participant shall contain a waiver and limitation of liability for any damages arising as a result of a determination that the Total Annual Project Allotment must be reduced or curtailed in connection with implementation of the corrective measures in the GMMMP. In no event shall FVMWC, FVWA or SMWD have any liability to any Project Participant for the loss of Project Water arising as a result of any such corrective measures or any action taken by FVMWC, FVWA or SMWD in connection with the enforcement of the GMMMP and Cadiz shall indemnify, defend and hold harmless, FVMWC, FVWA and SMWD from any claim by a Project Participant or other third party that it has been damaged as a result of enforcement of any corrective measure or a challenge to the determination by FVMWC, FVWA or SMWD that such enforcement is not required under the GMMMP.

9. Purchase Price.

9.1.Price Goal. It is the goal of the parties for the Project to produce water at a cost to SMWD between $639 and $1,089 per AF (in 2012 dollars), including the SMWD Base Payment, the Capital Recovery Charge, Fixed O&M Costs, Variable O&M Costs, Administrative Costs and MWD Fees, but excluding any treatment that may be required. A table showing the various components of the purchase price for Project Water is attached hereto as Exhibit C and incorporated herein by this reference.

9.2.Payments to Cadiz. The following charges shall be paid by SMWD to FVMWC, which FVMWC will then aggregate with similar charges paid by other Project Participants and pay to Cadiz:

9.2.1.Water Supply Payment. SMWD shall pay Cadiz the lesser of $150 per AF or the MWD Tier 1 Supply Rate for each AF of SMWD Base Allotment delivered to SMWD ("SMWD Base Payment"). In addition to the SMWD Base Payment, Cadiz shall be entitled to any revenue generated from Intentionally Created Surplus ("ICS") as a result of water delivered to SMWD, up to a maximum water supply payment (including the SMWD Base Payment) of $500 per AF for the SMWD Base Allotment delivered to SMWD. Any ICS earned by Cadiz on the SMWD Base Allotment that causes the total water supply payment to exceed $500 per AF shall be rebated to SMWD. On the first anniversary of the Commencement Date and each year thereafter, the SMWD Base Payment shall be adjusted annually (upward or downward) by an amount equal to the percentage increase or decrease in the MWD Tier 1 Supply Rate or if such rate is no longer available, such similar rate that provides a benchmark for changes in water supply costs within the MWD service area which is reasonably acceptable to SMWD and Cadiz. The annual adjustment (increase or decrease) will in no event exceed four percent (4%) of the then current SMWD Base Payment instead of the 5% previously agreed to provide further consideration to SMWD for the services provided under this Agreement. This provision regarding the calculation of the water supply payment shall apply only to the SMWD Base Allotment, and it shall have no application to the terms applicable to the sale by Cadiz of the remaining 45,000 AF of Total Annual Project Allotment to SMWD or any other Project Participant.

9.2.2.Capital Recovery Charge. Cadiz shall receive the Capital Recovery Charge under the Facility Lease for each AF of water delivered to SMWD. The Capital Recovery Charge shall be calculated by amortizing the total Capital Investment of Cadiz over a term of thirty (30) years at a maximum interest rate of six and one-half percent (6.5%) and then dividing the annual repayment amount by the Total Annual Project Allotment of 50,000 AFY. It is understood and agreed that Cadiz is solely at risk for less than the entire Total Annual Project Allotment being delivered, and that the Capital Recovery Charge shall not be subject to adjustment or increase on a per AF basis during any given Year as a result of any shortfall. Notwithstanding the foregoing, to the extent of any shortfall, the annual amortization amount as calculated above shall continue to be payable following the 30-year repayment period and for the remainder of the Facility Lease, until the Capital Investment has been paid to Cadiz in full. In the event that SMWD provides for alternative financing of the Project that repays Cadiz its Capital Investment in full, then the Capital Recovery Charge shall cease to exist, and SMWD, FVMWC and the other Project Participants will agree among themselves regarding the manner of repaying the SMWD alternative financing. Cadiz shall have the right to negotiate its recovery of Capital Investment from other Project Participants on terms agreeable to Cadiz and such other Project Participant; provided, however, that such other capital recovery terms do not create a Material Increase in Financial Risk to SMWD.

9.3.Payments to FVMWC. The following charges shall be paid by SMWD to FVMWC, which FVMWC will then use to pay its own expenses:

9.3.1.Fixed O&M Costs. SMWD and each other Project Participant shall pay to FVMWC a charge per AF to cover Fixed O&M Costs. To the extent that Cadiz is unable to deliver all or a portion of the Total Annual Project Allotment, including reduction pursuant to Section 6.3, then Cadiz (and not SMWD and the other Project Participants) shall be responsible for paying to FVMWC the fixed cost charges associated with the total amount of AF that was not delivered. Cadiz shall further be responsible for SMWD's portion of the Fixed O&M Cost which is related to capital repair and replacement during the first ten (10) years of the Facility Lease. During the remainder of the term of the Facility Lease, SMWD shall share in the cost of capital repair and replacement with the other Project Participants as a component of Fixed O&M Costs.

9.3.2.Variable O&M Costs. SMWD and each other Project Participant shall pay to FVMWC a charge per AF to cover Variable O&M Costs. Such costs shall be estimated on an annual basis pursuant to a budget to be prepared by FVMWC under SMWD supervision and shall be charged on a per AF basis, subject to reconciliation to actual costs at the end of each Year.

9.3.3.Administrative Costs. SMWD and each other Project Participant shall pay to FVMWC a charge per AF to cover Administrative Costs. Such costs shall be estimated on an annual basis pursuant to a budget to be prepared by FVMWC under SMWD supervision and shall be charged on a per AF basis, subject to reconciliation to actual costs at the end of each Year.

9.3.4.MWD Fees. SMWD and each other Project Participant (as applicable) shall pay a per AF charge in connection with MWD and MWDOC rates, fees and charges incurred by FVMWC (“MWD Fees”), whatever they may be, provided that water is available from the Project. Any MWD or MWDOC charges incurred when water is unavailable from the Project will be the responsibility of Cadiz. The parties acknowledge that Cadiz, in its discretion, may make available benefits to MWD and MWDOC that result in a reduction of the MWD and MWDOC rates, fees and charges or other offsetting benefits. The parties will negotiate in good faith as to how such benefits and/or reductions (if any) should be fairly distributed between Cadiz, SMWD and the other Project Participants. The parties' failure to reach agreement on the distribution of such benefits and/or reductions prior to the Commencement Date shall result in an early termination of this Agreement.

9.4.Payment Schedule. In preparing the rules and regulations of FVMWC as provided in Sections 4.3 and 5.1, Cadiz, FVMWC and SMWD agree to coordinate the payment schedule for water in a manner that is consistent with the cash flows necessary for the timely payment of Debt Service by Cadiz.

10.Obligation in the Event of Default.

10.1. Event of Default. A party shall be in default under this Agreement in the event that such party: (a) fails to make any payment in full when due; or (b) fails to perform any other obligation hereunder, and such failure: (i) continues for a period of thirty (30) days following written notice of the default from the non-defaulting party if the default occurs prior to the Commencement Date; or (ii) ninety (90) days following written notice from the defaulting party if the default occurs following the Commencement Date; provided, however, that if Cadiz is the defaulting party, SMWD shall provide the lender under any Third Party Financing with an additional cure period equal to the original cure period in which to cure the default. If a default cannot be remedied within the applicable cure period, but the defaulting party commences remedial action within such period, such failure shall not constitute a default hereunder. Notice of any default shall be provided to the other parties and all of the Project Participants.

10.2.Suspension of Water Delivery; Termination. FVMWC shall have the right to suspend water delivery to SMWD during any period in which SMWD is in default of its payment obligations under this Agreement and to sell the Project Water that would otherwise have been deliverable to SMWD during such period of suspension to another Project Participant. If a suspension continues for a period of one (1) Year or more, then FVMWC may give notice of termination of the provisions of this Agreement insofar as the same entitle SMWD to the SMWD Base Allotment and the SMWD Option Capacity, which notice shall be effective within thirty (30) days thereof unless such termination shall be enjoined, stayed or otherwise delayed by judicial action. Any such termination shall result in the forfeiture of SMWD's membership shares in FVMWC. Notwithstanding the foregoing, to the extent that SMWD has already purchased water that is reflected in its Carry-Over Account or its Water Storage Account, then in no event shall SMWD forfeit any such purchased water as a result of the termination of this Agreement; provided, however, that SMWD shall be responsible to pay any Annual Storage Management Fees or delivery charges in connection with the delivery of such stored water.

10.3.Enforcement of Remedies. In addition to the remedies set forth in this Section, upon the occurrence of an event of default as defined herein, Cadiz, FVMWC or SMWD, as the case may be, shall be entitled to proceed to protect and enforce the rights vested in such party by this Agreement by such appropriate judicial proceeding as such party shall deem most effectual, either by suit in equity or by action at law, whether for the specific performance of any covenant or agreement contained herein or to enforce any other legal or equitable right vested in such party by this Agreement or by law. The provisions of this Agreement and the duties of each party hereof, their respective boards, officers or employees shall be enforceable by the other parties hereto by mandamus or other appropriate suit, action or proceeding in any court of competent jurisdiction, with the losing party or parties paying all costs and attorney fees.

11. Transfers, Sales and Assignments of Project Allotment.

SMWD has the right to make transfers, sales, leases, assignments and exchanges (collectively "transfers") of the SMWD Base Allotment, the SMWD Option Capacity or its storage rights in the Project; provided, however, that it shall properly register any such transfer or lease in accordance with the policies and procedures established by FVMWC. Notwithstanding the foregoing, SMWD shall have the right to transfer either or both of the SMWD Base Allotment and the SMWD Option Capacity or its storage rights in the Project on an annual or long-term basis without the payment of any additional fee or charge to FVMWC.

12. Additional Covenants of Cadiz and FVMWC.

12.1. Insurance. FVMWC shall procure and maintain or cause to be procured and maintained insurance on the Project Facilities with responsible insurers so long as such insurance is available from reputable insurance companies, or, alternatively, shall establish a program of self- insurance, covering such risks, in such amounts and with such deductibles as shall be required pursuant to the Facility Lease.

12.2. Construction Indemnity. Cadiz shall indemnify, defend and hold harmless FVMWC, FCWA and SMWD from any liability for personal injury or property damage resulting from any accident or occurrence arising out of or in any way related to the construction of the Project Facilities.

12.3. Compliance with Law. Cadiz will comply with all local, state and federal laws applicable to the construction of the Project, and FVMWC shall comply with all local, state and federal laws applicable to the operation of the Project.

12.4. Against Sale or Other Disposition of Project. The Water Lease and the Facility Lease shall provide that neither FVMWC, nor FVWA will assign their respective rights or obligations under the Water Lease or the Facility Lease or any part thereof without the prior written consent of Cadiz.

13. Additional Covenants of SMWD.

13.1. Engineering Oversight. Subject to the payment obligations of Cadiz, as the designated entity for FVWA, SMWD will exercise good faith and best efforts in overseeing the permitting, design and construction of the Project and Project Facilities. All plans for the Project and Project Facilities will be consistent with SMWD standards. Cadiz will timely submit all engineering plans to SMWD for approval.

13.2. Transportation Agreements. Consistent with Section 9.3.4, SMWD will cooperate with Cadiz to secure authorization from MWD and MWDOC for the delivery and conveyance of Project Water by the CRA to SMWD and other Project Participants.

13.3. Monitoring and Mitigation. SMWD will carry out its responsibilities for monitoring and mitigation as provided in the Project EIR and its responsibilities pursuant to the GMMMP.

14. Early Termination; Term.

14.1. The Agreement shall be subject to early termination by written notice by any of the parties upon the occurrence of any of the following conditions subsequent:

14.1.1. Failure of Cadiz and FVMWC to execute agreements for the purchase of at least thirty thousand (30,000) AFY of delivery entitlements from the Project within forty-eight (48) months following the Effective Date;

14.1.2. Failure to obtain an agreement on terms acceptable to the parties for the conveyance of water from the Project to SMWD via the CRA and associated conveyance facilities owned by MWD and MWDOC within twenty-four (24) months following the Effective Date unless extended by mutual agreement of the parties;

14.1.3. Failure to secure all required permits and licenses for the construction and operation of the Project, including all regulatory permits for production of raw water, within forty-eight (48) months following the Effective Date unless extended by mutual agreement of the parties;

14.1.4. Failure to obtain financing in an amount sufficient and on terms acceptable to the parties to result in the construction of the Project Facilities and the production and delivery of water from the Project to SMWD and the other Project Participants within twenty-four (24) months following the Effective Date; or

14.1.5. Failure of the parties to reach an agreement on the distribution of benefits or reductions accruing from a reduction of the MWD Fees prior to the Commencement Date.

14.2. The time periods set forth in Section 14.1 shall be tolled by any litigation that challenges the authorization of the Project or the parties' respective legal authorities to proceed with the Project, including actions brought pursuant to CEQA.

14.3. Upon termination pursuant to this Section 14, no party shall have any further rights or obligations hereunder with respect to any other party; provided, however, that Cadiz shall remain solely responsible for all Retained Costs and all obligations under the County MOU and the Reimbursement Agreements.

14.4. The term of this Agreement shall be from the Effective Date through fifty (50) years from the Commencement Date (the "Initial Term"); provided, however, that subject to compliance with all then-applicable laws, including County permitting as defined in the County MOU and CEQA, SMWD may elect, in its discretion, to extend the Initial Term for an additional 40-year term and for whatever additional future extensions may be authorized under then applicable laws, on terms and conditions as are mutually agreeable to the parties.

15. Assignment.

Except as otherwise expressly set forth herein, no party may assign their rights, responsibilities and obligations hereunder without the consent of all other parties, which shall not be unreasonably withheld or delayed. This Agreement shall be binding on and shall inure to the benefit of the parties and their respective, permitted successors and assigns.

16. Amendments.

17. Miscellaneous.

Except as otherwise provided in this Agreement, this Agreement may only be amended, modified, changed or rescinded in a writing signed by each of the parties hereto.

17.1.Interpretation. The provisions of this Agreement should be liberally interpreted to effectuate its purposes. The language of this Agreement shall be construed simply according to its plain meaning and shall not be construed for or against any party, as each party has participated in the drafting of this Agreement and had the opportunity to have its counsel review it. Whenever the context and construction so requires, all words used in the singular shall be deemed to be used in the plural, all masculine shall include the feminine and neuter, and vice versa. The word "including" means without limitation, and the word “or” is not exclusive. Unless the context otherwise requires, references herein: (i) to Sections and Exhibits mean the Sections of and the Exhibits attached to this Agreement; and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement.

17.2. Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed a part of this Agreement.

17.3.Partial Invalidity. If anyone or more of the covenants or agreements provided in this Agreement to be performed should be determined to be invalid or contrary to law, such covenant or agreement shall be deemed and construed to be severable from the remaining covenants and agreements herein contained and shall in no way affect the validity of the remaining provisions of this Agreement.

17.4.Counterparts. This Agreement may be executed in several counterparts, all or any of which shall be regarded for all purposes as one original and shall constitute and be but one and the same instrument.

17.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

17.6.Notices. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered: (a) in person; or (b) by Federal Express or another reputable commercial overnight courier that guarantees next day delivery and provides a receipt; and such notices shall be addressed as follows:

If to SMWD:	Santa Margarita Water District 26111 Antonio Parkway Rancho Santa Margarita, CA 92688 Attn: General Manager
If to Cadiz:	Cadiz, Inc. 550 South Hope Street, Suite 2850 Los Angeles, CA 90017 Attn: President
If to FVMWD:	Fenner Valleny Mutual Water Company 550 South Hope Street, Suite 2850 Los Angeles, CA 90017 Attn: President

or to such other address a party may from time to time specify in writing to the other parties. Any notice shall be deemed delivered when actually delivered.

17.7. Merger of Prior Agreements. Except for Reimbursement Agreements (as modified by the provisions hereof), this Agreement and the exhibits hereto constitute the entire agreement between the parties and supersede all prior agreements and understandings between the parties relating to the subject matter hereof (including the Option Agreement). This Agreement is intended to implement, and should be interpreted consistently with, the County MOU and the GMMMP.

17.8. Attorney Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

17.9. Dispute Resolution. The parties shall seek to resolve any dispute concerning the interpretation or implementation of this Agreement through good faith negotiation, involving, as and when appropriate, the general manager or chief executive officer of each of the parties. Any dispute that remains unresolved thirty (30) days after notice of the dispute is made to the parties, shall be resolved by a single arbitrator with substantial experience on the matter or matters in dispute, conducted in accordance with JAMS. If the parties cannot agree on a single arbitrator within ten (10) days of the written election to submit the matter to arbitration, any party may request JAMS to appoint a single, neutral arbitrator. The parties shall use their reasonable best efforts to have the arbitration proceeding concluded within ninety (90) business days of selection of the arbitrator. In rendering the award, the arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws of California. All discovery shall be governed by the California Code of Civil Procedure with all applicable time periods for notice and scheduling provided therein being reduced by one-half. The arbitrator may establish other discovery limitations or rules. The arbitrator shall have the authority to grant provisional remedies and all other remedies at law or in equity, but shall not have the power to award punitive or consequential damages. The decision of the arbitrator shall be final, conclusive and binding upon the parties, and any party shall be entitled to the entry of judgment in a court of competent jurisdiction based upon such decision. The losing party shall pay all costs and expenses of the arbitration; provided, however, if no party is clearly the losing party, then the arbitrator shall allocate the arbitration costs between the parties in an equitable manner, as the arbitrator may determine in his or her sole discretion.

17.10. Recordation. Cadiz will cause the recordation of this Agreement in the chain of title for the Property.

[signature page follows]

IN WITNESS WHEREOF, SMWD has executed this Agreement with the approval of its governing body, and caused its official seal to be affixed, and each of the Cadiz parties has executed this Agreement in accordance with the authorization of its respective Board of Directors.

SANTA MARGARITA WATER DISTRICT

By: _________________________________
President

Attest:
By:_________________________________
Secretary

CADIZ INC.

By:_________________________________
President

Attest:
By:_________________________________
Secretary

FENNER VALLEY MUTUAL WATER COMPANY

By:_________________________________
President

Attest:
By:_________________________________
Secretary

EXHIBIT A

Schedule of Project Allotments
Project Participant	Project Allotment (acre-feet per yeat)

Santa Margarita Water District	15,000
Three Valleys Municipal Water District	5,000
Golden State Water Company	5,000
Suburban Water Systems	5,000
Jurupa Community Services Distrcit	5,000
Arizona California Railroad	100
California Water Service Company	5,000

Total Project Allotment Subscribed
Project Allotment Available	40,100
Total Annual Project Allotment	9,900
50,000